Exhibit 10.3
GUARANTY

GUARANTY, dated as of December 4, 2023 (this “Guaranty”), made by CIM REAL ESTATE FINANCE TRUST, INC., a Maryland corporation (“Initial Guarantor”), and CIM COMMERCIAL LENDING REIT, a Maryland statutory trust (“Replacement Guarantor”; prior to the Guarantor Replacement Event pursuant to Article VI(n), “Guarantor” shall mean, individually or collectively, as the context may require, Initial Guarantor and Replacement Guarantor, on a joint and several basis until the Guarantor Replacement Event, and, from and after the Guarantor Replacement Event, “Guarantor” shall mean solely Replacement Guarantor), for the benefit of BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Purchaser and CLR RE Lending RF Sub BB, LLC, a Delaware limited liability company (the “Seller”), are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”);

WHEREAS, Replacement Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller;

WHEREAS, Initial Guarantor owns a material indirect interest in the Capital Stock of Seller;

WHEREAS, Initial Guarantor and Replacement Guarantor will each benefit, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Transaction Documents;

WHEREAS, it is a condition precedent to the initial funding under the Master Repurchase Agreement that Initial Guarantor and Replacement Guarantor execute and deliver this Guaranty for the benefit of Purchaser and Purchaser is unwilling to enter into the Master Repurchase Agreement or the other Transaction Documents or the transactions contemplated thereby without the benefit of this Guaranty; and

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and to induce Purchaser to enter into the Master Repurchase Agreement and the other Transaction Documents, Initial Guarantor and Replacement Guarantor hereby agree as follows:

ARTICLE I.
DEFINITIONS; INTERPRETATION

(a)Each of the definitions set forth on Exhibit A hereto are hereby incorporated herein by reference. Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.

(b)The following term shall have the meaning set forth below:

“Guaranteed Obligations” shall mean (i) all obligations and liabilities of Seller to Purchaser, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, or whether for payment or for performance (including, without limitation, Purchase Price Differential accruing after the Repurchase Date for any Transaction and Purchase Price Differential accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Seller, whether or not a claim for post filing or post-petition interest is allowed in such proceeding), which arise under, or out of or in connection with the Master Repurchase Agreement, this Guaranty and any other Transaction Documents, whether on account of the Repurchase Price for the Purchased Assets, Purchase Price Differential, reimbursement obligations, fees, indemnities, costs or expenses (including, without limitation, all fees and disbursements of counsel to Purchaser), in each case, that are required to be paid by Seller pursuant to the terms of such documents, all “claims” (as defined in Section 101 of the Bankruptcy Code) of Purchaser against Seller or otherwise and (ii) all court costs, enforcement costs and legal and other expenses (including fees and disbursements of counsel) that are incurred by Purchaser in the enforcement of any provision of the Transaction Documents, including, but not limited to, this Guaranty.

(c)The terms defined in this Guaranty have the meanings assigned to them in this Guaranty and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Guaranty unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II.
NATURE AND SCOPE OF GUARANTY

(a)Guaranty of Obligations. Subject to the terms hereof, Guarantor hereby irrevocably and unconditionally guarantees and promises to Purchaser and its successors and assigns permitted in accordance with the terms of the Master Repurchase Agreement, subject to the terms of this Guaranty, the prompt and complete payment and performance by Seller of the Guaranteed Obligations as and when the same shall be due and payable (whether at the stated maturity, by acceleration or otherwise); provided, however that Guarantor’s total aggregate liability shall not exceed an amount equal to the product of (x) twenty-five percent (25%) multiplied by (y) the aggregate Repurchase Price for all Purchased Assets on any one (1) day as determined by the Purchaser in its sole discretion that any amounts under this Guaranty are due and payable (the “Liability Cap”); provided however, that, the Liability Cap shall not apply to the costs and expenses of enforcing this Guaranty.
(b)Liability Cap Carveout. The Liability Cap set forth in Article II(a) with respect to the Guaranteed Obligations shall not apply:

(i)in the event that any of the following events or circumstances shall occur by or on behalf of Seller and/or Guarantor:

(A)(1) the filing by any Seller Party of any voluntary petition under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or (2) the commencing, or authorizing the commencement, by any Seller Party of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(B)the solicitation by any Seller Party or any Seller Party otherwise colluding with petitioning creditors for any involuntary petition, case or proceeding against any Seller Party under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(C)any Seller Party seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for any Seller Party or any substantial part of the property of any Seller Party; or

(D)the making by any Seller Party of a general assignment for the benefit of creditors of any Seller Party in connection with any case or proceeding described in the foregoing clauses (A) or (B); or

(ii)with respect to any and all losses, damages, costs and expenses actually incurred by Purchaser resulting from any of the following matters:

(1)any fraud, willful misconduct, illegal act, or intentional material misstatement on the part of any Seller Party or any Affiliate thereof or any officer, director, partner, member, employee, agent or representative of any Seller Party or any Affiliate thereof in connection with the execution and delivery of the Master Repurchase Agreement and the other Transaction Documents, or any certificate, report, notice, financial statement, representation, warranty or other instrument or document furnished to Purchaser by any Seller Party or any Affiliate thereof in connection with the Master Repurchase Agreement or any other Transaction Document on the Closing Date or during the term of the Master Repurchase Agreement;

(2)any misappropriation, conversion or intentional misapplication by any Seller Party or any Affiliate thereof of any Income required to be deposited in the Collection Account pursuant to Article 5 of the Master Repurchase Agreement;

(3)any failure by Seller to comply with Article 13 of the Master Repurchase Agreement, which failure results in a substantive consolidation of Seller with any other entity;

(4)any Future Advance Failure by Seller that is determined in a final non-appealable judgment by a court of competent jurisdiction in the United States of America to have been committed by Seller in bad faith;

(5)if any Seller Party or any Affiliate thereof interferes with, frustrates or prevents Purchaser’s exercise of remedies provided under the Transaction Documents; provided that any assertion, claim or defense reasonably made in good faith by Seller or Guarantor as to the existence and continuation of such Default or Event of Default shall not, and shall not be deemed to, result in liability under this sub-clause (5);

(6)any claim by any Seller Party or any Affiliate thereof that, after Purchaser has exercised its remedies under the Transaction Documents, Purchaser is not the record and beneficial owner of, and did not acquire good and marketable title to, each Purchased Asset in accordance with the Transaction Documents; or

(7)any loss, damage, cost or expense in connection with the violation of any environmental law, the correction of any environmental condition, or the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law, in each case to the extent affecting Seller’s or any of its Affiliates’ properties or any of the Purchased Assets; provided, that Guarantor shall have no liability under this clause (7) with respect to conditions on any Mortgaged Property first arising after the date upon which Purchaser enforces its remedies with respect to the related Purchase Asset pursuant to the Repurchase Agreement following an Event of Default.

(c)Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Purchaser and any successor or assignee permitted in accordance with the terms of the Master Repurchase Agreement (each, an “Assignee”) of Purchaser’s rights and obligations under the Master Repurchase Agreement, in proportion to the percentage interest therein owned by such Assignee, and shall not be discharged by the assignment or negotiation of all or part thereof.

(d)Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non- payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever. Subject to the terms of Articles II(a) and II(b) and the Liability Cap, the obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Purchaser or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.

(e)No Duty to Pursue Others. It shall not be necessary for Purchaser (and Guarantor hereby waives any rights which Guarantor may have to require Purchaser), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Purchaser’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Purchaser shall not be entitled to actually receive payment of the same amounts from both Seller and Guarantor. Purchaser shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

(f)Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Purchaser to Seller or the purchase of any Purchased Asset by Purchaser from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Master Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Purchaser of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Purchaser’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non- payment or default by Seller, (ix) any other action at any time taken or omitted by Purchaser and (x) except as otherwise provided herein or required by the terms hereof, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations, provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Purchaser is expressly required to provide to Seller or Guarantor or any other party pursuant to the Transaction Documents.

(g)Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within three (3) Business Days after demand by Purchaser, pay Purchaser all actual, documented and out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) actually incurred by Purchaser in the enforcement hereof or the preservation of Purchaser’s rights hereunder. The covenant contained in this Article II(g) shall survive the payment and performance of the Guaranteed Obligations.

(h)Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Purchaser must rescind or restore any payment, or any part thereof, received by Purchaser in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Purchaser shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

(i)Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Purchaser), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Guaranteed Obligations (other than those Guaranteed Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) and termination of the Master Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Purchaser for a period of ninety-one (91) days following the final payment of the last of all of the Guaranteed Obligations and termination of the Master Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations (other than those Guaranteed Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) shall not have been paid in full, such amount shall be held by Guarantor in trust for Purchaser, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Purchaser in the exact form received by Guarantor (duly indorsed by Guarantor to Purchaser, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Purchaser may determine.

(j)Seller. The term “Seller” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

ARTICLE III.
EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

(a)Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Master Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Seller and Purchaser, or any other parties, pertaining to the Guaranteed Obligations.

(b)Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Purchaser to Seller.

(c)Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor; or any reorganization of Seller or Guarantor.

(d)Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against Seller of all or any part of the Master Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Master Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Master Repurchase Agreement or any of the other Transaction Documents have been forged by any Person other than Purchaser or its Affiliates or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason (other than by reason of a defense of payment or performance of the Guaranteed Obligations).

(e)Release of Obligors. Any full or partial release of the liability of Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors (including Initial Guarantor in connection with Article VI(n)), or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Purchaser and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Purchaser will look to other parties to pay or perform the obligations of Seller under the Master Repurchase Agreement or the other Transaction Documents.

(f)Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

(g)Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Purchaser or any of its Affiliates of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

(h)Care and Diligence. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Purchaser or its Affiliates, the failure of Purchaser or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Purchaser (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii)

to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

(i)Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

(j)Offset. The liabilities and obligations of Guarantor to Purchaser hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of Seller against Purchaser, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

(k)Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.

(l)Preference. Any payment by Seller to Purchaser is held to constitute a preference under bankruptcy laws, or for any reason Purchaser is required to refund such payment or pay such amount to Seller or someone else.

(m)Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or bad faith of Purchaser or its Affiliates, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into the Transaction Documents, each of Initial Guarantor and Replacement Guarantor represents and warrants to Purchaser as follows as of the date hereof and as of each Purchase Date (solely to the extent that it then-constitutes Guarantor hereunder) as to itself only:

(a)Benefit. Each of Initial Guarantor and Replacement Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.

(b)Familiarity and Reliance. Each of Initial Guarantor and Replacement Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Guaranteed Obligations.

(c)No Representation by Purchaser. Neither Purchaser nor any other party on Purchaser’s behalf has made any representation, warranty or statement to Initial Guarantor or

Replacement Guarantor in order to induce Initial Guarantor or Replacement Guarantor to execute this Guaranty.

(d)Organization. Each of Initial Guarantor and Replacement Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Guaranty.

(e)Authority. Each of Initial Guarantor and Replacement Guarantor is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and each person signing this Guaranty on its behalf is duly authorized to do so on its behalf.

(f)Due Execution and Delivery; Consideration. This Guaranty has been duly executed and delivered by each of Initial Guarantor and Replacement Guarantor, for good and valuable consideration.

(g)Enforceability. This Guaranty is a legal, valid and binding obligation of each of Initial Guarantor and Replacement Guarantor, enforceable against each of Initial Guarantor and Replacement Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(h)Approvals and Consents. No consent, approval or other action of, or filing by, each of Initial Guarantor and Replacement Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty (other than consents, approvals and filings required by Guarantor as a result of being a publicly traded company or that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

(i)Licenses and Permits. Guarantor is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for (i) the transaction of Guarantor’s business and ownership of Guarantor’s properties and (ii) the performance of its obligations under this Guaranty and any other Transaction Document to which it is a party.

(j)Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Initial Guarantor or Replacement Guarantor of the transactions contemplated by this Guaranty, nor compliance by Initial Guarantor or Replacement Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Initial Guarantor or Replacement Guarantor, (ii) any contractual obligation by which Initial Guarantor or Replacement Guarantor is bound or to which any assets of Initial Guarantor or Replacement Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Initial Guarantor or Replacement Guarantor, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Initial Guarantor or Replacement Guarantor, or (iv) any Requirement of Law.

(k)Litigation/Proceedings. Except as otherwise disclosed in writing to Purchaser, as of the date hereof, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Initial Guarantor or Replacement Guarantor, as applicable, threatened in writing against Initial Guarantor or Replacement Guarantor, or any of its respective Affiliates or assets that (i) questions or challenges the validity or enforceability of any of the

Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby, (ii) makes a claim in an aggregate amount greater than the applicable Litigation Threshold or (iii) which, individually or in the aggregate, if adversely determined would be reasonably likely to have a Material Adverse Effect.

(l)No Outstanding Judgments. Except as disclosed in writing to Purchaser, there are no judgments against Initial Guarantor or Replacement Guarantor unsatisfied of record or docketed in any court located in the United States of America.

(m)Compliance with Law. Each of Initial Guarantor and Replacement Guarantor is in compliance in all material respects with all Requirements of Law. Neither Initial Guarantor nor Replacement Guarantor is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(n)Solvency. Each of Initial Guarantor and Replacement Guarantor has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Each of Initial Guarantor and Replacement Guarantor is generally able to pay, and is paying, its debts as they come due. After giving effect to this Guaranty and the contingent obligation evidenced hereby, each of Initial Guarantor and Replacement Guarantor is Solvent, and has assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

All representations and warranties made by Initial Guarantor and Replacement Guarantor herein shall survive until payment in full of the Guaranteed Obligations and termination of the Master Repurchase Agreement.

ARTICLE V.
COVENANTS OF GUARANTOR

Guarantor covenants and agrees with Purchaser that, until payment in full of all Guaranteed Obligations (other than those Guaranteed Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) and termination of the Master Repurchase Agreement:

(a)Guarantor Notices.

(i)Default or Event of Default. Guarantor shall, as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event, notify Purchaser of the occurrence of any Default or Event of Default.

(ii)Other Defaults. Guarantor shall promptly, and in any event within two (2) Business Days after actual knowledge thereof, notify Purchaser of any default or event of default (or similar event) on the part of Guarantor under any Indebtedness or other material contractual obligations of Guarantor.

(iii)Litigation and Judgments. Guarantor shall promptly (and in any event not later than two (2) Business Days after obtaining Knowledge thereof) notify Purchaser of (1) to the extent such event of default could reasonably be expected to constitute an Event of Default hereunder, any event of default on the part of Guarantor under any Indebtedness or other material Contractual Obligations; and (2) the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding affecting Guarantor or any of its Subsidiaries which (A) relates to a Purchased Asset, (B) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (C) makes a claim against Guarantor in an aggregate amount greater than the applicable Litigation Threshold or (D) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(iv)Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Purchaser at least fifteen (15) Business Days’ prior written notice of such change.

(b)Reporting. Guarantor shall deliver (or cause to be delivered) to Purchaser all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement within the time frames set forth therein.

(c)Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty, except to the extent that any failure to do so would not be reasonably likely to result in a Material Adverse Effect.

(d)Compliance with Obligations. Guarantor shall at all times comply (i) with its organizational documents, (ii) in all material respects with any agreements by which it is bound or to which its assets are subject and (iii) any Requirement of Law.

(e)Books of Record and Accounts. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each Fiscal Year all such proper reserves in accordance with GAAP, consistently applied.

(f)Taxes and Other Charges. Guarantor shall pay and discharge all taxes, levies, assessments and other charges imposed on it, on its income or profits, on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, in all material respects, in accordance with GAAP or are de minimis.

(g)Due Diligence. Guarantor shall permit Purchaser to conduct continuing due diligence in accordance with Article 28 of the Master Repurchase Agreement.

(h)No Change of Control. Guarantor shall not, without the prior consent of Purchaser, permit a Change of Control to occur.

(i)Limitation on Distributions. After the occurrence and during the continuation of any Event of Default or the breach of any of the financial covenants set forth in Article V(k) below, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor (each, a “Distribution”), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor; provided that, (a) Guarantor may distribute the minimum amount of cash required to be distributed so that Guarantor can maintain its status as a “real estate investment trust” under Sections 856 through 860 of the Code and avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857 (b)(3) or 4981 of the Code and (b) the requirements of this Article V(i) shall in no way restrict Guarantor’s ability to make Distributions with respect to previously declared dividends.

(j)Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller under the Bankruptcy Code.

(k)Financial Covenants. Guarantor, collectively, as applicable, without duplication, shall at all times following the Closing Date until the Guaranteed Obligations (other than those Guaranteed Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) have been paid in full, satisfy the following financial covenants, as determined quarterly following the end of each fiscal quarter of Guarantor on a consolidated basis in accordance with GAAP, consistently applied:

(A)Minimum Consolidated Net Worth: Prior to the Guarantor Replacement Event, the Consolidated Net Worth of Guarantor shall not be less than the sum of:

(1)One Billion Dollars ($1,000,000,000); plus

(2)an amount equal to seventy-five percent (75.0%) of the aggregate increases in shareholders’ equity of the Consolidated Group occurring following the Closing Date by reason of the issuance and sale of Equity Interests of the Consolidated Group (other than issuances to any Affiliate of Guarantor), including upon any conversion of debt securities of any member of the Consolidated Group into such Equity Interests (the “Guarantor Increase Amount”); minus

(3)the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any Equity Interests in any member of the Consolidated Group following the Closing Date, provided that such aggregate amount does not exceed the Guarantor Increase Amount; and

(B)from and after the Guarantor Replacement Event, the Consolidated Net Worth of Replacement Guarantor shall not be less than the sum of:

(1)One Billion Dollars ($1,000,000,000); plus

(2)an amount equal to seventy-five percent (75%) of the aggregate increases in shareholders’ equity of the Consolidated Group occurring from and after the Guarantor Replacement Event by reason of the issuance and sale of Equity Interests of the Consolidated Group (other than issuances to any Affiliate of Replacement Guarantor), including upon any conversion of debt securities of any member of the Consolidated Group into such Equity Interests (the “Replacement Guarantor Increase Amount”); minus

(3)the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any Equity Interests in any member of the Consolidated Group following the Guarantor Replacement Event, provided that such aggregate amount does not exceed the Replacement Guarantor Increase Amount.

(i)Minimum EBITDA/Net Interest Expense: The ratio of (i) EBITDA for the period of twelve (12) consecutive months ended on the last day of the applicable fiscal quarter to (ii) Interest Expense for such period shall not be less than 1.40 to 1.00.

(ii)Minimum Cash Liquidity: Liquidity shall not be less than the lower of (i) Fifty Million Dollars ($50,000,000) and (ii) the greater of (A) Ten Million Dollars ($10,000,000) and (B) five percent (5%) of Guarantor’s Recourse Indebtedness.

(iii)Maximum Leverage Ratio: The ratio of Total Indebtedness to Total Equity may not exceed 4.00 to 1.00.

(l)Most Favored Nations.

(i)Prior to the Guarantor Replacement Event, in the event that Guarantor or any of its Affiliates has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer for the purpose of financing commercial real estate loans reasonably comparable to the Purchased Assets (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to Guarantor for which there is no corresponding financial covenant in this Guaranty at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant applicable solely to Guarantor that corresponds to a financial covenant in this Guaranty and such financial covenant is more restrictive as to Guarantor than the corresponding financial covenant in this Guaranty as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each a “MFN Covenant”), then (A) Guarantor shall promptly notify Purchaser of the effectiveness of such MFN Covenant and (B) unless Purchaser elects otherwise, the financial covenants contained in this Guaranty shall automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing financial covenant contained in this Guaranty (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable). In the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to Guarantor any MFN Covenant or eliminate any MFN Covenant, or, from and after the Guarantor Replacement Event any such MFN Covenant is not provided for in any Third Party Agreement applicable to Replacement Guarantor and not Initial Guarantor, then, upon Guarantor providing written notice to Purchaser of the same (each, a “MFN Step Down Notice”), the financial covenants in this Guaranty shall automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice or, from and after the Guarantor Replacement Event, only those MFN Covenants provided for in any Third Party Agreement applicable to Replacement Guarantor and not Initial Guarantor; provided, however, that in no event will the foregoing cause the financial covenants of Guarantor to be any less restrictive than the financial covenants expressly set forth in this Guaranty as of the Closing Date. Promptly upon request by Purchaser, Guarantor shall execute any amendments, supplements, modifications and other instruments as Purchaser may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

(ii)From and after the Guarantor Replacement Event, in the event that Replacement Guarantor or any of its Affiliates has entered into or shall enter into or amend any Third Party Agreement and such Third Party Agreement contains any Additional Financial Covenant as to Replacement Guarantor or contains a More Restrictive Financial Covenant, then (A) Replacement Guarantor shall promptly notify Purchaser of the effectiveness of such MFN Covenant and (B) unless Purchaser elects otherwise, the financial covenants contained in this Guaranty shall automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing financial covenant contained in this Guaranty (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable). In the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to Replacement Guarantor any MFN Covenant or eliminate any MFN Covenant, then, upon Replacement Guarantor providing a MFN Step Down Notice to Purchaser, the financial covenants in this Guaranty shall automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event will the foregoing cause the financial covenants of Replacement Guarantor to be any less restrictive than the financial covenants expressly set forth in this Guaranty as of the Closing Date. Promptly upon request by Purchaser, Replacement Guarantor shall execute any amendments, supplements, modifications and other instruments as Purchaser may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

ARTICLE VI.
MISCELLANEOUS

(a)Waiver. No failure to exercise, and no delay in exercising, on the part of Purchaser, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Purchaser hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Purchaser and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

(b)Set-Off. Purchaser is hereby authorized from and after the Closing Date and until the Guaranteed Obligations (other than those Guaranteed Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) have been paid in full at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Purchaser to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty or any other Transaction Document to Purchaser, irrespective of whether or not Purchaser shall have made any demand under this Guaranty or any other Transaction Document and although such obligations of Guarantor may be contingent or unmatured or are owed to a branch or office of Purchaser different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Purchaser and its Affiliates under this Article VI(b) are in addition to other rights and remedies (including other rights of setoff) that they may have.

(c)Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (iv) by electronic mail, provided that such electronic mail notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above unless the sender of such communication receives a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation); in the case of notice to the Purchaser, to the address specified in Exhibit I to the Master Repurchase Agreement and, in the case of notice to Guarantor, to the address specified below, or to such other address and person as shall be designated from time to time by Guarantor or Purchaser, as the case may be, in a written notice to the other in the manner provided for in this Article VI(c). A notice shall be deemed to have been given: (1) in the case of hand delivery, at the time of delivery, if on a Business Day, otherwise on the next occurring Business Day, (2) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (3) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day or (4) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article VI may elect to waive any deficiencies and treat the notice as having been properly given.

Initial Guarantor:

CIM Real Estate Finance Trust, Inc. 540 Madison Avenue, 8th Floor New York, New York 10022
Attn: Daniel Ottensoser
Email: dottensoser@cimgroup.com
with a copy to:
CIM Real Estate Finance Trust, Inc.
2398 E. Camelback Road, 4th Floor Phoenix, Arizona 85016
Attn: Nate DeBacker and Laura Eichelsderfer
Email: ndebacker@cimgroup.com and leichelsderfer@cimgroup.com

and to:    Dechert LLP Three Bryant Park
1095 Avenue of the Americas New York, New York 10036 Attn: Laura G. Ciabarra, Esq.
Email: laura.ciabarra@dechert.com

and to:    Dechert LLP Cira Centre 2929 Arch Street
Philadelphia, Pennsylvania 19104 Attn: Kenneth D. Hackman, Esq. Email: kenneth.hackman@dechert.com

Replacement Guarantor:

CIM Commercial Lending REIT 540 Madison Avenue, 8th Floor New York, New York 10022 Attn: Daniel Ottensoser
Email: dottensoser@cimgroup.com

with a copy to: CIM Commercial Lending REIT
2398 E. Camelback Road, 4th Floor Phoenix, Arizona 85016
Attn: Nate DeBacker and Laura Eichelsderfer
Email: ndebacker@cimgroup.com and leichelsderfer@cimgroup.com

and to:    Dechert LLP Three Bryant Park
1095 Avenue of the Americas New York, New York 10036 Attn: Laura G. Ciabarra, Esq.
Email: laura.ciabarra@dechert.com

and to:    Dechert LLP Cira Centre 2929 Arch Street
Philadelphia, Pennsylvania 19104 Attn: Kenneth D. Hackman, Esq.
Email: kenneth.hackman@dechert.com

(d)GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(e)SUBMISSION TO JURISDICTION; WAIVERS.

(i)Guarantor irrevocably and unconditionally (A) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Master Repurchase Agreement or any Transaction under the Master Repurchase Agreement and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(ii)To the extent that Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Master Repurchase Agreement or any Transaction under the Master Repurchase Agreement.

(iii)Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VI(e) shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the rights of Purchaser to bring any enforcement action or proceeding against any property of Guarantor located in other jurisdictions in the courts of such other to the extent required by the laws of such other jurisdictions, and nothing in this Article VI(e) shall affect the right of Guarantor to serve legal process in any other manner permitted by law or affect the right of Guarantor to bring any action or proceeding against Purchaser or its property in the courts of other jurisdictions.

(iv)GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(f)Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein unless such continued effectiveness of the Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

(g)Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Purchaser.

(h)Parties Bound; Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Purchaser, assign any of its rights, powers, duties or obligations hereunder. Purchaser may assign or transfer its rights under this Guaranty in accordance with the transfer of assignment provisions of the Master Repurchase Agreement.

(i)Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.

(j)Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

(k)Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Purchaser, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Purchaser hereunder shall be cumulative of any and all other rights that Purchaser may ever have against Guarantor. The exercise by Purchaser of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

(l)Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Purchaser with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Purchaser as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Purchaser, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Purchaser relating to the subject matter hereof.

(m)Intent. Guarantor acknowledges and intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code and
(ii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code.

(n)Replacement Guarantor. Subject to the satisfaction of the following terms and conditions, Replacement Guarantor shall become the sole Guarantor under this Guaranty (the “Guarantor Replacement Event”):

(i)Initial Guarantor shall no longer indirectly own greater than 50% of the Capital Stock of Seller;

(ii)Replacement Guarantor shall have provided evidence satisfactory to Purchaser that Replacement Guarantor complies with the covenants in Article V(k) of this Guaranty which would apply after giving effect to the Guarantor Replacement Event; and

(iii)no Event of Default or monetary or material non-monetary Default has occurred and is continuing.

Upon satisfaction of the foregoing conditions, Replacement Guarantor shall become the sole “Guarantor” under this Guaranty and Initial Guarantor shall be released from its obligations hereunder and shall no longer be a “Guarantor” hereunder. Following the occurrence of the Guarantor Replacement Event as provided for herein, at Initial Guarantor’s or Replacement Guarantor’s request, Purchaser shall confirm in writing that the Guarantor Replacement Event has occurred but the failure of Purchaser to provide such written confirmation shall not affect whether or not the Guarantor Replacement Event has occurred.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

CIM REAL ESTATE FINANCE TRUST, INC.,
as Initial Guarantor
By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Chief Financial Officer, Principal
Accounting Officer and Treasurer

CIM COMMERCIAL LENDING REIT,
as Replacement Guarantor
By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Chief Financial Officer